UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Accenture Ltd
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William D. Green Chairman & CEO

December 27, 2006

Dear Fellow Shareholder:

You are cordially invited to attend the 2007 Annual General Meeting of Shareholders (the “Annual Meeting”), which will be held at 2:30 p.m., local time, on February 7, 2007, at Accenture Ltd’s New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

At this year’s meeting, you will vote on the appointment of six directors and the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board of Directors (the “Board”) to determine their remuneration. In addition, the audited consolidated financial statements of Accenture Ltd and its subsidiaries for the fiscal year ended August 31, 2006 will be received at the Annual Meeting.

Our Board has nominated the director nominees and has made the proposal to re-appoint KPMG LLP. The Board recommends that you vote for the appointment of each director nominee and for the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board to determine their remuneration.

Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

In addition, I strongly encourage you to sign up to receive your future Accenture shareholder materials electronically, which will help us to conserve natural resources and reduce our production and distribution costs. If you wish to receive these materials electronically next year, please follow the instructions on the enclosed proxy card.

Please let us know whether you plan to attend the Annual Meeting, as indicated in your proxy instructions. If your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then you must take certain steps, described in the proxy statement, to be admitted into the meeting.

Thank you for your continued support.

WILLIAM D. GREEN
Chairman & CEO

NOTICE OF THE 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS
      To our Shareholders:
      You are hereby notified that the 2007 Annual General Meeting of Shareholders of Accenture Ltd will be held at 2:30 p.m., local time, on February 7, 2007, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, to receive the report of our independent auditors and the financial statements for our fiscal year ended August 31, 2006, and to vote upon the following proposals:

1. to appoint Nobuyuki Idei and Marjorie Magner as Class II directors, each for a term expiring at our annual general meeting of shareholders in 2009, and to appoint Dennis F. Hightower, William L. Kimsey, Robert I. Lipp and Wulf von Schimmelmann as Class III directors, each for a term expiring at our annual general meeting of shareholders in 2010;

2. to re-appoint KPMG LLP as independent auditors of Accenture Ltd for a term expiring at our annual general meeting of shareholders in 2008 and to authorize the Audit Committee of the Board of Directors to determine their remuneration; and

3. to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.
      The Board of Directors has set December 11, 2006 as the record date for the meeting. This means that only those persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that record date will be entitled to receive notice of the meeting and to attend and vote at the meeting.

By order of the Board of Directors,

DOUGLAS G. SCRIVNER
General Counsel and Secretary
December 27, 2006
PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET,
OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD.
We encourage you to permit us to send you shareholder communications electronically. You can find more information on receiving these communications electronically in the “Electronic Delivery of Shareholder
Communications” section on page 33 of the accompanying proxy statement.

PROXY STATEMENT

GENERAL INFORMATION
      The Board of Directors (the “Board”) of Accenture Ltd is soliciting your proxy for use at the 2007 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on February 7, 2007. These proxy materials are first being sent to shareholders beginning on or about December 27, 2006.
      Accenture is one of the world’s leading management consulting, technology services and outsourcing organizations. As of August 31, 2006, we had approximately 140,000 employees based in 49 countries and revenues before reimbursements of more than $16.65 billion for fiscal 2006. We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service.
      Accenture Ltd maintains its registered office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. Our telephone number in Bermuda is +1 441-296-8262. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 877-ACN-5659 (+1 877-226-5659) and outside the United States and Puerto Rico at +1 703-797-1711, or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.
      Our website address is www.accenture.com. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print by contacting our Investor Relations Group. We do not intend for information contained in our website to be part of this proxy statement.
      You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, USA. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 800-SEC-0330 (+1 800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
      We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture Ltd and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ABOUT THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
      We will hold the Annual Meeting at 2:30 p.m., local time, on February 7, 2007, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, subject to any adjournments or postponements.
Who Can Vote; Votes Per Share
      The Board has set December 11, 2006 as the record date for the Annual Meeting. All persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on that date, there were 623,723,309 Class A common shares outstanding (which includes 34,628,739 shares held by subsidiaries of Accenture) and 192,488,100 Class X common shares outstanding. Class A common shares held by our subsidiaries will be voted in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.
      Each shareholder of record will be entitled to one vote per Class A common share and one vote per Class X common share on each matter submitted to a vote of shareholders, as long as those votes are represented at the Annual Meeting, either in person or by proxy. Holders of Class A common shares and Class X common shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
      You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates William D. Green, Pamela J. Craig and Douglas G. Scrivner to vote your shares in accordance with the voting instructions you indicate in your proxy.
      If you submit your proxy designating William D. Green, Pamela J. Craig and Douglas G. Scrivner as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his or her discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.
      You may submit your proxy either by mail, by telephone (at the number set forth in the accompanying proxy materials) or via the Internet (www.cesvote.com). Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Standard Time, on February 6, 2007 (February 4, 2007 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup Global Markets, Inc. (“Citigroup”)). If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions up until 6:00 a.m., Eastern

Standard Time, on February 7, 2007 (February 4, 2007 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup).
      Your proxy is revocable. After you have submitted your proxy, you may revoke it by mail before the Annual Meeting by sending a written notice to our General Counsel and Secretary at 1661 Page Mill Road, Palo Alto, California 94304, USA. Your notice must be received no later than one hour prior to the beginning of the Annual Meeting. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., Eastern Standard Time, on February 6, 2007 (February 4, 2007 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup). If you submitted your proxy by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 6:00 a.m., Eastern Standard Time, on February 7, 2007 (February 4, 2007 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup). You also may revoke your proxy in person and vote your shares at the Annual Meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.
      Your vote is very important to the Company. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.
      If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture Ltd’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. This applies to our employees who received, through our employee plans, shares that are held by Citigroup and/or UBS Financial Services Inc. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit your proxy, which will instruct your nominee how to vote those shares on your behalf.
Quorum and Voting Requirements
      In order to establish a quorum at the Annual Meeting, there must be at least two shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who together hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.
      For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” will not affect the voting results. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture’s bye-laws, with that director subject to appointment by Accenture Ltd’s shareholders at the next following annual general meeting of shareholders.
Proxy Solicitation
      Accenture Ltd will bear the costs of soliciting proxies from the holders of our Class A common shares and Class X common shares. We are initially soliciting these proxies by mail and e-mail, but solicitation may be made by our directors, officers and selected other Accenture employees telephonically, electronically or by other means of communication, and by Innisfree M&A Incorporated, whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Innisfree M&A Incorporated will receive a fee of $12,500, plus reasonable expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Corporate Election Services will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.
2006 Audited Financial Statements
      At the Annual Meeting, we will present the audited consolidated financial statements for our fiscal year ended August 31, 2006. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement. You may also access these materials through our website at http://investor.accenture.com.

PROPOSAL NO. 1—APPOINTMENT OF DIRECTORS
      The Board currently has 10 members, who are divided into three classes based upon the cycle of their respective terms in office. At each annual general meeting of shareholders, the appointment of the directors constituting one class of Board membership expires, and the shareholders vote at that meeting to appoint the directors nominated for these Board positions, each to hold office for a three-year term.
      On February 2, 2006, the Board, in accordance with Accenture’s bye-laws and upon the recommendation of the Nominating & Governance Committee, appointed Nobuyuki Idei and Marjorie Magner as Class II directors to fill two vacancies on the Board. These appointments by the Board are subject to appointment by Accenture Ltd’s shareholders at the Annual Meeting. In addition, the terms of our four Class III directors will expire in 2007.
      Proxies cannot be voted for a greater number of persons than the number of nominees named.
Class II and III Directors
      Nobuyuki Idei and Marjorie Magner (having been appointed by the Board as Class II directors) are subject to re-appointment by our shareholders, and all four Class III directorships expire at the Annual Meeting. The Board is nominating two individuals for appointment as Class II directors and four individuals as Class III directors. Each of the Class II directors is nominated for a term expiring at the 2009 annual general meeting of shareholders and each of the Class III directors is nominated for a term expiring at the 2010 annual general meeting of shareholders. All of the director nominees are current Board members:

Nobuyuki Idei (Class II)

Marjorie Magner (Class II)

Dennis F. Hightower (Class III)

William L. Kimsey (Class III)

Robert I. Lipp (Class III)

Wulf von Schimmelmann (Class III)
      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF EACH OF THE BOARD’S SIX DIRECTOR NOMINEES.
      If you submit your proxy designating William D. Green, Pamela J. Craig and Douglas G. Scrivner as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the appointment of all nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. All of the nominees have indicated that they will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS
Director Biographies
      Set forth below are the biographies of our director nominees and our directors.
Class II Director Nominees

Nobuyuki Idei 69 years old Class II Director Nominee Member, Nominating & Governance Committee	Nobuyuki Idei has been a director since February 2006. Since June 2005, Mr. Idei has been chief corporate advisor to Sony Corporation. From June 2000 until June 2005, Mr. Idei was chairman and chief executive officer of Sony Corporation, and from June 1999 to June 2000, he was president and chief executive officer of Sony Corporation. Mr. Idei serves as vice chairman of Nippon Keidanren (Japanese Business Foundation).

Marjorie Magner 57 years old Class II Director Nominee Member, Finance Committee Member, Compensation Committee	Marjorie Magner has been a director since February 2006. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded that invests in financial services, and is the former chairman and chief executive officer, Global Consumer Group, of Citigroup, Inc. Ms. Magner previously held various other positions within Citigroup, including chief operating officer, Global Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002. She is a director of Gannett Co., Inc. and The Charles Schwab Corporation.
Class III Director Nominees

Dennis F. Hightower 65 years old Class III Director Nominee Member, Compensation Committee Member, Nominating & Governance Committee	Dennis F. Hightower has been a director since November 2003. From May 2000 until his retirement in March 2001, he was chief executive officer of Europe Online Networks S.A., a Luxembourg- based Internet services provider. He is a director of Domino’s Inc., Northwest Airlines Corporation and The TJX Companies Inc.

William L. Kimsey 64 years old Class III Director Nominee Member, Audit Committee	William L. Kimsey has been a director since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global. He is a director of Western Digital Corporation, Royal Caribbean Cruises Ltd. and NAVTEQ Corporation.

Robert I. Lipp 68 years old Class III Director Nominee Member, Audit Committee	Robert I. Lipp has been a director since October 2001. He is a senior advisor at JPMorgan Chase & Co. From April 2004 to September 2005, he was executive chairman of The St. Paul Travelers Companies, Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of its predecessor company, Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the board of Travelers Insurance Group Holdings Inc. from 1996 to 2000 and from January 2001 to October 2001. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. Mr. Lipp is a director of The St. Paul Travelers Companies, Inc. and JPMorgan Chase & Co.

Wulf von Schimmelmann 59 years old Class III Director Nominee Chair, Nominating & Governance Committee	Wulf von Schimmelmann has been a director since October 2001. He has been chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank, since 1999. He is also a member of the board of directors of Deutsche Post World Net Group, Deutsche Telekom AG, Tchibo Holding AG and Altadis, S.A.
Other Current Directors—Class I

Blythe J. McGarvie 50 years old Class I Director Chair, Audit Committee	Blythe J. McGarvie has been a director since October 2001. Since January 2003, she has served as president of Leadership for International Finance, LLC, a firm that focuses on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She is a member of the board of directors of The Pepsi Bottling Group, Inc. and The St. Paul Travelers Companies, Inc. Ms. McGarvie’s current term as director expires at our annual general meeting of shareholders in 2008.

Sir Mark Moody-Stuart 66 years old Class I Director Lead Director Chair, Compensation Committee Member, Finance Committee	Sir Mark Moody-Stuart has been a director since October 2001 and our lead director since November 2002. Since July 2002, he has served as chairman of Anglo American plc, and he is the former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/ Shell Group of Companies. From July 1991 to June 2001, he was managing director of Shell Transport and a managing director of Royal Dutch/ Shell Group. In addition to Anglo American plc, Sir Mark has served as director of HSBC Holdings PLC since March 2001. Sir Mark’s current term as director expires at our annual general meeting of shareholders in 2008.

Other Current Directors—Class II

Dina Dublon 53 years old Class II Director Chair, Finance Committee	Dina Dublon has been a director since October 2001. From December 1998 until December 2004, she was chief financial officer of JPMorgan Chase & Co. and its predecessor company. Prior to being named its chief financial officer, she held numerous other positions, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corp., PepsiCo, Inc. and Greenstone Media. She is a trustee of Carnegie Mellon University, the Global Fund for Women and the Women’s Commission for Refugee Women & Children. Ms. Dublon’s current term as director expires at our annual general meeting of shareholders in 2009.

William D. Green 53 years old Class II Director	William D. Green became chairman of the Board on August 31, 2006. He has been a director since June 2001 and our chief executive officer since September 2004. From March 2003 to August 2004 he was our chief operating officer—Client Services, and from August 2000 to August 2004 he was our country managing director, United States. Mr. Green has been with Accenture for 28 years. Mr. Green’s current term as director expires at our annual general meeting of shareholders in 2009.
Communicating with the Board
      The Board welcomes your questions and comments. If you would like to communicate directly with the Board, our non-management directors as a group or Sir Mark Moody-Stuart, our lead director, then you may submit your communication to our General Counsel and Secretary, Accenture Ltd, 1661 Page Mill Road, Palo Alto, California 94304, USA. Communications and concerns will be forwarded to the Board, our non-management directors as a group or our lead director, as appropriate. We also have established mechanisms for communicating concerns or questions to our compliance office. You may direct any such concerns by e-mail to compliance.program@accenture.com or by calling the Accenture Ethics Line at +1 312-737-8262. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.
Board Meetings and Committees
      The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s management team and operations as a basis for discharging their oversight responsibilities. During fiscal 2006, the Board held seven meetings, four of which were held in person. Each of our directors attended at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2006. All but two of our then current Board members attended our annual general meeting of shareholders in 2006.
      Our non-management directors who are not employees of the Company meet separately at each regularly scheduled Board meeting. These non-management directors held four meetings during fiscal

2006, each led by Sir Mark Moody-Stuart, the lead director. In addition, these non-management directors held an executive session to meet with the other two non-management directors who were employees of the Company in fiscal 2006 in conformance with the listing standards of the New York Stock Exchange (the “NYSE”).
      The Board maintains an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. A copy of our Audit Committee charter, which was revised in April 2006, is also attached as an appendix to this proxy statement. A copy of our Corporate Governance Guidelines (including our independence standards) and our Code of Business Ethics can be found in the Corporate Governance section of our website. If the Board grants any waivers from our Code of Business Ethics to any of our directors or officers, or if we amend our Code of Business Ethics, we will disclose these matters through the Investor Relations section of our website. Printed copies of all of these materials are also available upon written request to our Investor Relations Group.
Director Independence
      The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”). The Independence Standards are included in our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website. The Corporate Governance Guidelines and the Independence Standards have been designed to align with the standards required by the NYSE. Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees, and the Board shall affirmatively determine that to be considered independent, a director must not have any direct or indirect material relationship with Accenture. The Independence Standards are as follows:
      1. A director will not be independent if, within the prior three years, he or she:

•	Was employed by Accenture (including any affiliate);

•	Was employed by, a partner in or otherwise affiliated with Accenture’s independent auditors or any law firm retained by Accenture;

•	Was an officer or senior employee of a company on whose board of directors an Accenture executive officer serves;

•	Has been employed as an executive officer of another company where any of Accenture’s executive officers at the same time serves or served on that company’s compensation committee; or

•	Personally provided professional services to Accenture or its affiliates or any executive officer, or otherwise received direct compensation from Accenture, if the amount of payments has exceeded $100,000 during any twelve-month period within the last three years.

Note: Such a position by an immediate family member of the director shall have the same effect on the director’s independence, except that the Board has concluded that employment by Accenture of adult children in non- executive officer roles shall not preclude a determination of independence of a director.

2.	Relationships of the following types will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from,

Accenture in an amount which, during any of the company’s prior three fiscal years, did not exceed the greater of 2 percent of the consolidated gross revenues of the other company or $1 million.

•	The director is an officer, director, trustee (or equivalent) of a charitable or non-profit organization and, during the company’s prior three fiscal years, the amount of charitable contributions directed by Accenture or its executive officers (not including those matching contributions by employees) to that organization did not exceed the greater of 2 percent of the organization’s consolidated gross revenues or $1 million.

3.	Any director with a relationship that exceeds the financial guidelines of section 2 above for the periods noted will not be deemed independent.

4.	The company will explain in its annual proxy statement its assessment of the independence of each of its outside directors.
      Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Nominating & Governance Committee in assessing whether the director meets the Company’s Independence Standards. Utilizing these responses and other information, the Nominating & Governance Committee evaluates, with regard to each director, whether the director currently has or had any (i) employment or professional relationship that, in and of itself, would, pursuant to the Company’s independence standards, require a conclusion that the director is not independent and/or (ii) employment or professional relationship with any organization with which Accenture has or had a relationship, where the organization made or received payments from Accenture. If a director has or had a relationship with an organization which made or received payments from Accenture, information regarding the amount of such payments is provided to the Nominating & Governance Committee. The Nominating & Governance Committee then determines whether the amount of any such payments requires, pursuant to the Independence Standards or otherwise, a conclusion that the director is not independent. Furthermore, the Nominating & Governance Committee discusses any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the Independence Standards, might impede a director’s independence.
      Based on its analysis, the Nominating & Governance Committee has determined that each of our directors who is an employee of the Company has satisfied the Independence Standards, as well as the independence requirements of the NYSE. The Board concurred in these independence determinations. The following nine of our 10 current directors are independent: Sir Mark Moody-Stuart (lead director), Dina Dublon, Dennis F. Hightower, Nobuyuki Idei, William L. Kimsey, Robert I. Lipp, Marjorie Magner, Blythe J. McGarvie and Wulf von Schimmelmann.
Audit Committee
      The Audit Committee was established by the Board for the purpose of, among other things, overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements, in accordance with Section 10A(m) of the Exchange Act. The Audit Committee members are Blythe J. McGarvie (who serves as chair), William L. Kimsey and Robert I. Lipp. Mr. Lipp joined the committee as of February 2, 2006, replacing Wulf von Schimmelmann. The Board has determined that each of these members meets the financial literacy and independence requirements of the NYSE, and that Ms. McGarvie and Mr. Kimsey each qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The Board does not limit the number of audit committees on which its Audit Committee members may serve but monitors and assesses the audit committee memberships (and other responsibilities) of its Audit Committee members on a regular basis to confirm their ability to serve Accenture effectively. Mr. Kimsey simultaneously serves on the audit committees of more than three public companies; however, the Audit Committee, the Nominating & Governance Committee and the full Board have all determined that his simultaneous service does not impair Mr. Kimsey’s ability to effectively serve on the Audit Committee.
      The Audit Committee held nine meetings in fiscal 2006, four of which were held in person. The Audit Committee’s primary duties and responsibilities are to:

•	review and discuss with management and the independent auditors our annual audited financial statements and quarterly financial statements, including a review of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K and Form 10-Q filings, as well as the Company’s earnings press releases and information related thereto;

•	retain and terminate, subject to shareholder approval, independent auditors and approve all audit engagement fees and terms for the Company and its subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

•	review and monitor management’s processes in order to assess the integrity of our internal and external reporting processes and controls; review the effect of any regulatory and accounting initiatives and the effects of these initiatives and any off-balance sheet structures on our financial statements; establish regular systems of reporting to the committee regarding any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit; review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; review and discuss with our auditors the responsibilities, budget and staffing of our internal quality-control procedures and internal audit function; and from time to time, hold separate meetings with management, independent auditors and internal auditors on these matters;

•	review with our counsel any legal matter that could significantly impact our financial statements or operations; discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Business Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and oversee the maintenance of an internal audit function; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.
Compensation Committee
      The Compensation Committee held seven meetings in fiscal 2006, four of which were held in person. The Compensation Committee consists of three independent directors: Sir Mark Moody-Stuart (who serves as chair), Dennis F. Hightower and Marjorie Magner. Ms. Magner joined the committee as of

February 2, 2006 following her appointment as a director, replacing Dina Dublon. The Compensation Committee’s primary duties and responsibilities are to:

•	determine our chief executive officer’s annual compensation, taking into consideration feedback provided by the Nominating & Governance Committee based on its review of the chief executive officer’s performance and the recommendation of our chief leadership officer after consultation with members of our Executive Leadership Team; review and approve salaries and other matters relating to the compensation of our executive officers, based in part on the chief leadership officer’s recommendation; and review and determine on an annual basis the appropriateness of compensation of Board members;

•	review and make recommendations to the Board with respect to our incentive-compensation and equity-based plans; oversee the administration of our equity compensation plans; review and approve all equity compensation plans; and retain outside compensation and benefits consultants to gather independent advice about our compensation structure; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.
Nominating & Governance Committee
      The Nominating & Governance Committee consists of three independent directors: Wulf von Schimmelmann (who serves as chair), Dennis F. Hightower and Nobuyuki Idei. Mr. Idei joined the committee as of February 2, 2006 following his appointment as a director, replacing Robert I. Lipp. The Nominating & Governance Committee held six meetings in fiscal 2006, four of which were held in person. The Nominating & Governance Committee’s primary duties and responsibilities are to:

•	oversee Board selection, composition and evaluation, including the making of recommendations regarding the size and composition of the Board, the identification of qualified candidates for Board membership and the annual evaluation of overall Board effectiveness;

•	manage the committee selection and composition process, including the making of recommendations to the Board for chairs of these committees and the establishment, monitoring and making of recommendations for the purpose, structure and operations of these committees and the creation or elimination of additional committees;

•	monitor and oversee corporate governance matters, including reviews and recommendations regarding our constituent documents and Corporate Governance Guidelines and monitoring of new developments in the area of corporate governance;

•	conduct an annual review of our chief executive officer and develop an effective chief executive officer succession plan; and

•	provide regular reports to the Board and maintain minutes or records of its meeting and activities.
      In evaluating candidates for Board membership, the Nominating & Governance Committee considers whether the candidate will complement the Board’s geographic, age, gender and ethnic diversity and assesses the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy and operations. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;

•	a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s operations;

•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.
      The majority of the Board’s current non-management directors have been identified with the assistance of a professional search firm specializing in the identification and recruitment of director candidates. Others have been individuals known to Board members through business or other relationships. Potential candidates are interviewed by members of the Nominating & Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee is then conducted by the entire Board.
      Because our Corporate Governance Guidelines address the processes by which shareholders may recommend director nominees, the Nominating & Governance Committee has not adopted a specific policy regarding the consideration of shareholder nominees for directors, although its general policy is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, chair of the Nominating & Governance Committee, c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304, USA, Attention: General Counsel and Secretary. Please note that Accenture Ltd’s bye-laws define certain time frames and nomination requirements with respect to any such recommendation. Please contact our General Counsel and Secretary at the above address for information on these requirements, or refer to Bye-law 80.1.2 (which can be found on the “Governance Principles” page of our website accessible through http://investor.accenture.com).
Finance Committee
      The Finance Committee consists of three directors: Dina Dublon (who serves as chair), Marjorie Magner and Sir Mark Moody-Stuart. Ms. Magner joined the committee as of February 2, 2006 following her appointment as a director, replacing Robert I. Lipp. In addition, Carlos Vidal ceased being a member of this committee as of February 1, 2006 upon the expiration of his term as a director.
      The Finance Committee held six meetings in fiscal 2006, four of which were held in person. The Finance Committee’s primary duties and responsibilities are to:

•	manage and oversee our capital structure and corporate finance activities;

•	oversee our treasury function and advise with respect to our investment activities;

•	review and make recommendations with respect to major acquisitions that Accenture may decide to undertake;

•	review, evaluate and make decisions with respect to the management of our pension and 401(k) retirement plans; and

•	oversee our insurance plans and other activities to manage our financial risks.

REPORTS OF THE COMMITTEES OF THE BOARD
Report of the Audit Committee
      Since its creation in 2001, the Audit Committee of the Board has been composed entirely of non-management directors. In addition, all of the members of the Audit Committee meet the independence and experience requirements set forth by the SEC and the NYSE.
      The Audit Committee operates under a written charter approved by the Board, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. A copy of our Audit Committee charter is also attached as an appendix to this proxy statement. The charter describes the committee’s purpose, which is to assist the Board in its general oversight of: (1) the quality and integrity of the Company’s accounting and reporting practices and controls and its financial statements and reports; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.
      The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee last reviewed the charter in April 2006 and, at that time, made changes to clarify the process of reviewing the qualifications and independence of the Company’s independent auditors. In addition, the Audit Committee has adopted pre-approval policies and procedures regarding the retention of the Company’s independent auditor (and certain other independent audit firms) to provide audit or non-audit services and for the retention of any firm to provide audit services.
      The members of the Audit Committee meet regularly with management (including the chief executive officer, chief operating officer, chief financial officer, principal accounting officer, chief risk officer and the general counsel and compliance officer) as well as with senior members of the Company’s internal audit, tax, finance, treasury and legal groups and KPMG LLP, the Company’s independent auditors. In addition, the committee meets regularly in separate sessions with representatives of KPMG LLP, the Company’s chief financial officer, its general counsel and senior members of the Company’s internal audit group. Based on discussions and information received during these meetings and otherwise, the Audit Committee members provide advice, counsel and direction to management and the auditors using their experience in business, financial and accounting matters. During fiscal 2006, the Audit Committee met nine times and routinely reported its activities to the full Board.
      During fiscal 2006, the Audit Committee focused on several topics, which included the following:

•	Reviewing and discussing with management, which has primary responsibility for the financial statements, and with Accenture’s independent auditors the Company’s annual audited financial statements and quarterly financial statements for fiscal 2006. The committee also reviewed related issues and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings.

•	Receiving regular updates on the Company’s contract and other risk management activities from the chief risk officer.

•	Receiving regular updates on the Company’s legal and regulatory compliance activities from the general counsel and compliance officer, including issues or activities monitored through the Accenture Ethics and Compliance Program.

•	Discussing and approving significant revisions to the Company’s Code of Business Ethics to align it with the Company’s six Core Values, to provide clear examples of expected behavior and additional guidance, and to ensure compliance with rules adopted by the SEC and the NYSE.

•	Discussing with KPMG LLP the materials required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The committee also discussed with KPMG LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed its independence and related issues. Discussions with KPMG LLP also included staffing the engagement, its litigation matters and the Public Company Accounting Oversight Board reports of inspection of KPMG LLP.
      As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of August 31, 2006, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. The Audit Committee also reviewed and discussed with KPMG LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on Accenture’s internal control over financial reporting. These reports are included in Accenture’s Annual Report on Form 10-K for the year ended August 31, 2006 filed with the SEC on October 18, 2006.
      In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2006 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2007 that KPMG LLP be re-appointed as the Company’s independent auditors to serve until the Company’s annual general meeting of shareholders in 2008, and that the Board submit this appointment to the Company’s shareholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair
William L. Kimsey
Robert I. Lipp

Report of the Compensation Committee on Executive Compensation

Committee Responsibilities
      The Compensation Committee of the Board establishes the annual compensation of the chief executive officer and the other executive officers of the Company; oversees the administration of the Accenture Ltd 2001 Share Incentive Plan (the “SIP”) and the Accenture Ltd 2001 Employee Share Purchase Plan; and periodically reviews and makes recommendations regarding the compensation paid to members of the Board. A complete description of the committee’s function may be found in its charter, a copy of which is available in the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com.
      Under the Corporate Governance Guidelines and its charter, the Compensation Committee has the authority to retain outside advisors to assist it in carrying out its duties and responsibilities. In accordance with this authority, the committee obtains advice and insight from Watson Wyatt Worldwide (“Watson Wyatt”), an external compensation advisor, on matters including market place trends in executive compensation, proposals for compensation programs, and other topics as the committee deems appropriate.

Committee Activities in Fiscal 2006
      During fiscal 2006, the Compensation Committee held seven meetings and routinely reported its activities to the full Board. In addition to its deliberations concerning executive compensation (discussed more fully below), during the year, the Compensation Committee reviewed and considered substantive changes to the method of determining compensation for “senior executives” (the more than 4,300 highest-level employees previously referred to as partners or associate partners). The committee’s objective was to continue the development of a compensation system that would be better suited for Accenture since its transition to a corporate form, more consistent with Accenture’s expansion of its career model for senior executives, and designed to more closely parallel local market compensation levels for executives. During the year, the Compensation Committee additionally: (i) reviewed and approved the global annual cash bonus; and (ii) considered and approved the Company’s proposed uses of equity and equity awards in fiscal 2007 in connection with enhancements made to the Company’s compensation programs for senior executives and other employees. The Compensation Committee also regularly reviewed the Company’s use of equity it had previously approved for use in fiscal 2006 with regard to equity-based compensation programs and addressed a variety of matters related to such plans.
      The Compensation Committee also reviewed its charter and approved revisions changing the review cycle for non-management director compensation to biennially; expanded the scope of the committee to cover pension plans as part of the Company’s overall benefit plans; and clarified the committee’s ability to retain consultants and advisors and to set their remuneration.

Compensation Philosophy
      The Company’s evolving compensation model for its executives intends to preserve the Company’s heritage of an “owner-operator” culture by aligning the financial interests of its executives and shareholders and by attracting and retaining executives key to the Company’s success. It offers competitive base compensation and the opportunity to receive significant incentive compensation based on both individual and Company performance, rewarding behavior the Company expects of its senior executives—collaboration, leadership, people development and ethical decision making.
      In setting the compensation of the Company’s executive officers, the Compensation Committee considered: (i) input from the Nominating & Governance Committee regarding the performance of the chief executive officer; (ii) the chief executive officer’s assessment of the performance of the other executive officers, including an assessment of each individual’s contribution to the Company’s annual objectives; (iii) feedback from the Company’s senior executive income committee, which is comprised of the chief executive officer and other senior executives; and (iv) the results of an evaluation of the Company’s compensation model against a broad range of large global companies conducted by Watson Wyatt.
      The Company has developed policies and programs in furtherance of its owner-operator philosophy. These include the adoption of share ownership guidelines (from one to six times base compensation) to align the interests of Accenture’s senior executives with the interests of its shareholders. Under these guidelines, all senior executives (including the Named Executive Officers (as defined below)) are required to achieve ownership of Accenture equity valued at a multiple of their applicable base compensation determined based on their current level of responsibility, with our Named Executive Officers required to hold equity with a value equal to at least six times their base compensation. Senior executives have five years from reaching their first senior executive level to meet their equity ownership requirement for that level and three years upon promotion to a higher level of responsibility to meet the new requirement for that new level. Each senior executive who was a partner at the time of Accenture’s transition to a corporate structure in 2001, and who received restricted shares in connection with the IPO, is subject to two equity ownership requirements: he or she must hold an amount of equity equal to the greater of (i) the requirement described above, based on level of responsibility and (ii) 25% of the equity he or she received in connection with the IPO for so long as he or she remains employed by Accenture.
      The Company has developed a matching program to further encourage share ownership among senior executives. Under the Voluntary Equity Investment Program, senior executives (including the Named Executive Officers) may, where permitted, designate a payroll deduction of up to 30% of their monthly base and performance pay. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture Ltd Class A common shares from the Company at fair market value. Following the end of the program year, participants in the program, provided they remain employed, will receive a 50% match, in the form of one restricted share unit for every two shares that were purchased during the program year.1 These matching restricted share units will vest after two continuous years of employment following the date of grant. The initial awards under this program are expected to be granted in January 2007 based on share purchases during calendar year 2006.

Fiscal 2006 Executive Compensation
      The Company structures its compensation program for senior executives around a compensation year that begins on December 1 of a fiscal year and concludes on November 30 of the following fiscal year. Accordingly, the compensation paid to the Company’s chief executive officer and its other executive officers in fiscal 2006 (September 1, 2005 through August 31, 2006) contained terms applicable to the compensation year that concluded on November 30, 2005, as well as terms applicable to the compensation year that commenced on December 1, 2005. Such compensation consisted of the following elements:
      Cash compensation consisting of:

•	Base compensation paid ratably over the annual pay period and determined by taking into consideration the individual’s level of responsibility and industry and other comparable pay levels;

     1 For the program year beginning January 1, 2007, the Voluntary Equity Investment Program has been modified so that, for shares to be eligible for 50% matching, they must have been purchased during the program year and remain held by the participant at the end of the program year.

•	Individual performance-based compensation paid ratably over the annual pay period and determined at the beginning of the annual pay period, based on the individual’s job performance during the prior two-fiscal-year period;

•	A quarterly variable compensation component for the compensation year from December 1, 2004 to November 30, 2005, paid to the extent the Company achieved specified quarterly financial performance objectives;

•	An additional annual variable compensation component, applicable to the one-year period ended November 30, 2005, but which was not awarded, as the Company failed to exceed its quarterly financial performance objectives[1]; and
      Equity-based compensation consisting of:

•	Grants of key executive performance awards pursuant to the SIP during fiscal 2006. These awards consisted of performance-based restricted share units in amounts ranging from 38,793 to 206,896 restricted share units to vest on August 31, 2008, provided the Company has achieved certain performance targets. Up to 25% of the award will vest, in whole or in part, based on how the Company’s total return to shareholders compares to the shareholder returns of a representative group of companies during the period starting on September 1, 2005 and ending on August 31, 2008 (the “Performance Period”). The remaining 75% will vest, in whole or in part, based on whether the Company achieves operating income targets during the Performance Period. Only certain executive officers, as determined by the Compensation Committee, participate in the Key Executive Performance Share Program.

Fiscal 2006 Compensation of the Chief Executive Officer
      Mr. Green’s compensation in fiscal 2006 was comprised of those components described above and was set taking into consideration: (i) the results of a survey conducted by Watson Wyatt to evaluate his compensation against that of chief executive officers of a broad range of large global companies; and (ii) his performance against certain financial and other measures (including but not limited to revenue growth, earnings per share performance, growth in free cash flow, return on equity and employee satisfaction).
      Mr. Green’s base and individual performance-based compensation for fiscal 2006 is reported in the “Salary” column of the Summary Compensation Table on page 25 of this proxy statement. His quarterly variable cash compensation, restricted share unit award and options award are noted in the columns entitled “Bonus,” “Restricted Share Unit Award(s)” and “Securities Underlying Options,” respectively. The option grant set out in the Summary Compensation Table, while approved by the Compensation Committee and granted in fiscal 2006, was an award related to Mr. Green’s performance in fiscal 2005 that was erroneously excluded from the option awards made to the Company’s highest performing senior executives in fiscal 2005. This award was made on the same terms and conditions as those to the other recipients, except that the exercise price of the award to Mr. Green reflected the fair market value of Accenture’s Class A common shares on the date in fiscal 2006 that the grant was actually made. Mr. Green has no other deferred compensation, supplemental or post-retirement benefits with the Company, other than certain provisions relating to incremental age-based contingent vesting of equity grants which are standard to all similar key executive performance-based awards. There are no agreements relating to any severance benefits payable to Mr. Green upon a change of control or otherwise, other than certain provisions relating to incremental vesting of equity grants upon involuntary termination which are standard to all similar

     1 Effective December 1, 2005, an annual cash bonus plan was adopted to replace the quarterly and annual variable compensation plans described above, with an expectation that bonuses would be paid during fiscal 2007 to the extent the Company achieved specified performance targets based on fiscal 2006.

senior executive equity grants and key executive performance based awards. The value of all perquisites paid to Mr. Green in fiscal 2006 was less than $50,000.

Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code of 1986 places a limit on the tax deduction for non-performance based compensation in excess of $1 million paid to certain U.S. “covered employees” of a publicly held corporation (generally the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). As a result of the Company’s legal structure, Accenture is not subject to the tax deduction limitations of Section 162(m).

THE COMPENSATION COMMITTEE

Sir Mark Moody-Stuart, Chair
Dennis F. Hightower
Marjorie Magner

Report of the Nominating & Governance Committee
      The Nominating & Governance Committee of the Board operates pursuant to a written charter, which can be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The purpose of the Nominating & Governance Committee is to assist the Board in fulfilling its responsibility to the Company and to its shareholders, potential shareholders, the investment community and other stakeholders by: (1) assessing and nominating (or recommending to the Board for its nomination) strong and capable candidates to serve on the Board; (2) making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board; (3) overseeing the Company’s chief executive officer succession planning process; (4) conducting the annual review of the chief executive officer; (5) developing and recommending to the Board a set of corporate governance principles; and (6) taking a leadership role in shaping the corporate governance of the Company.
      The Nominating & Governance Committee met six times during fiscal 2006 and routinely reported its activities to the full Board. At these meetings, it:

•	reviewed the chief executive officer’s performance as well as management’s assessment of the Company’s performance, and approved metrics for evaluating the chief executive officer’s performance for the 2007 fiscal year;

•	considered and proposed to the shareholders that two current Class II directors be re-appointed at the 2007 Annual General Meeting of Shareholders to serve a further term;

•	identified and recommended to the full Board the appointment of two additional individuals to serve as members of the Board;

•	assessed each non-management director’s independence based upon the Company’s independence standards and those of the NYSE, and made recommendations to the Board regarding each non-management director’s independence;

•	discussed and approved the Board’s committee structure and assignments;

•	approved the appointment of Sir Mark Moody-Stuart, lead director, as deputy chairman of the Board when Mr. Green assumed the role of chairman and vacated the position of deputy chairman;

•	commissioned and considered the results of a review designed to evaluate the Company’s compliance with NYSE and SEC reporting requirements;

•	conducted a survey designed to evaluate (and improve, as needed) the operation and performance of the Board and each of its committees and designed and distributed a self-assessment survey designed to enhance each members’ participation and role as a member of the Board, which was reviewed with the member by either the chair of the committee or the lead director; and

•	discussed best practices and evolving developments in the area of corporate governance, including governance ratings for the Company, staggered board terms, term limits and retirement age for directors, and approved an amendment to the Company’s Corporate Governance Guidelines by increasing the retirement age for directors from 65 to 72.

      The Nominating & Governance Committee will continue to focus on ensuring that the Company’s governance model promotes the efficient and thorough governance of the Company for its benefit and that of its shareholders.

THE NOMINATING & GOVERNANCE
COMMITTEE

Wulf von Schimmelmann, Chair
Dennis F. Hightower
Nobuyuki Idei

Report of the Finance Committee
      The Finance Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The purpose of the Finance Committee is to assist the Board by providing guidance and oversight of the Company’s: (1) capital structure, including corporate finance strategy and activities; (2) share redemptions and purchases; (3) treasury function, investment and financial risk management; (4) pension and 401(k) retirement plan investment planning; (5) insurance plans; and (6) major acquisitions.
      During fiscal 2006, the Finance Committee met six times and reported its activities to the full Board. During these meetings, it reviewed and discussed the Company’s cash and capital plans; approved and recommended to the full Board proposals to repurchase otherwise restricted shares at a discount via “modified Dutch auction” procedure and to authorize other share repurchase activities; discussed the Company’s merger and acquisitions plans and activities; recommended to the full Board approval of the Company’s annual dividend; reviewed and discussed the Company’s treasury function, insurance programs and pension plans; and reviewed and approved changes to the Company’s credit facilities.

THE FINANCE COMMITTEE

Dina Dublon, Chair
Marjorie Magner
Sir Mark Moody-Stuart

PROPOSAL NO. 2—RE-APPOINTMENT OF INDEPENDENT AUDITORS
      Our shareholders have the authority to appoint our independent auditors and to authorize the Audit Committee of the Board to determine the auditors’ remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending August 31, 2007. The Board is asking our shareholders to approve the re-appointment of KPMG LLP as auditors to hold office until our annual general meeting of shareholders in 2008 and to approve the Audit Committee’s authority to determine the auditors’ remuneration.
      We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.
      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP AND THE AUDIT COMMITTEE’S AUTHORITY TO DETERMINE KPMG LLP’S REMUNERATION.

INDEPENDENT AUDITORS’ FEES AND OTHER MATTERS
Independent Auditors’ Fees
      In connection with the audit of our financial statements and internal control over financial reporting for fiscal 2006, the Company, through the chair of the Audit Committee, entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement provides for alternative dispute-resolution procedures to be followed in lieu of litigation in the case of any dispute between the parties. Punitive damages may not be awarded in any procedure submitted to arbitration under the agreement.
      The following table describes fees for professional audit services rendered by KPMG LLP and its affiliates (“KPMG”), Accenture Ltd’s principal accountant, for the audit of our annual financial statements for the years ended August 31, 2006 and August 31, 2005 and internal control over financial reporting, and fees for other services rendered by KPMG during those periods.

	2006	2005

	(in thousands)
Audit Fees(1)	$11,600	$10,490
Audit-Related Fees(2)	171	1,004
Tax Fees(3)	0	26
All Other Fees(4)	302	202

Total	$12,073	$11,722

(1)	Audit Fees, including those for statutory audits, include the aggregate fees during the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K. Audit Fees include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans and fees for internal control documentation assistance.

(3)	Tax Fees include the aggregate fees during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees during the fiscal year indicated for services provided by KPMG other than the services reported above, including due diligence reviews.
Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
      Pursuant to its charter, the Audit Committee of the Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. KPMG LLP’s engagement to conduct the audit of Accenture Ltd for fiscal 2006 was approved by the Audit Committee on February 1, 2006. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG LLP entered into since February 1, 2006 has been reviewed and approved by the Audit Committee, as provided in its charter.
      We have been advised by KPMG LLP that a majority of the work done in conjunction with its audit of Accenture Ltd’s financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of KPMG LLP.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
      The following table sets forth, for fiscal years 2006, 2005 and 2004, the compensation of our chief executive officer and of each of our four most highly compensated executive officers, other than the chief executive officer, serving as executive officers at the end of fiscal 2006. These five persons are referred to, collectively, as the “Named Executive Officers.”

						Long-Term Compensation Awards

	Annual Compensation					Restricted	Share Unit		Securities
					Other Annual	Award(s)	Underlying		All Other
		Salary	Bonus(6)		Compensation(9)	(10)(11)(12)(13)	Options		Compensation
	Year	($)	($)		($)	($)	(#)		($)

William D. Green	2006	2,340,000	272,000		—	6,073,268	30,720	(14)	—
Chief Executive Officer(1)	2005	2,107,500	199,362		—	3,749,990	—		—
	2004	1,639,500	79,282		—	—	—		—

Michael G. McGrath	2006	1,913,977	1,325,550	(7)	—	—	—		—
Chief Financial Officer(2)	2005	1,785,808	1,122,929	(8)	—	—	27,335		—
	2004	1,451,535	66,066		—	—	—		—

Mark Foster	2006	2,308,875	189,023		—	1,906,206	—		—
Group Chief Executive— Products(3)	2005	2,211,040	202,612		—	1,874,995	32,529		—
	2004	1,557,748	72,350		—	—	—		—

Karl-Heinz Flöther	2006	3,781,899	185,756		—	1,906,206	—		—
Group Chief Executive—	2005	2,063,106	191,609		—	1,874,995	28,975		—
Technology & Delivery(4)	2004	1,482,226	71,638		—	—	—		—

Diego Visconti	2006	1,995,154	167,180		—	1,906,206	—		—
Group Chief Executive—	2005	1,648,930	166,604		—	1,874,995	25,968		—
Communications & High Tech(5)	2004	1,302,130	80,556		—	—	—		—

(1)	On September 1, 2006, Mr. Green also became chairman of the Board of Accenture Ltd.

(2)	On October 31, 2006, Mr. McGrath became international chairman of Accenture.

(3)	On September 1, 2006, Mr. Foster became group chief executive—Business Consulting & Integrated Markets.

(4)	On September 1, 2006, Mr. Flöther’s title became group chief executive—Systems Integration, Technology & Delivery.

(5)	On September 1, 2006, Mr. Visconti became international chairman of Accenture.

(6)	In fiscal 2006, Accenture terminated its variable compensation plans and replaced them with a new annual cash bonus plan. Amounts reflect payments under the variable compensation plan or the annual cash bonus plan, as applicable, except as otherwise indicated.

(7)	Includes a cash incentive bonus of $1,170,000 in connection with Mr. McGrath’s July 12, 2004 appointment and continued service as chief financial officer of Accenture Ltd.

(8)	Includes a cash incentive bonus of $967,500 in connection with Mr. McGrath’s July 12, 2004 appointment and continued service as chief financial officer of Accenture Ltd.

(9)	The aggregate amount of perquisites and other personal benefits, securities or property received by any Named Executive Officer does not exceed $50,000.

(10)	On December 1, 2005, Messrs. Green, Foster, Flöther and Visconti were each granted a performance-based award of restricted share units under the Key Executive Performance Share Program. Mr. Green received an award of 206,896 restricted share units and Messrs. Foster, Flöther and Visconti each received an award of 64,655 restricted share units. These restricted share units may vest, in whole or in part, after the end of Accenture’s fiscal year ending August 31, 2008. The vesting schedule for each award is based on the achievement of certain targets for the period starting on September 1, 2005 and ending on August 31, 2008 (the “2008 Performance Period”) and vests based on two different sets of performance criteria. Up to 25% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a group of peer companies during the 2008 Performance Period. The remaining 75% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the 2008 Performance Period.

(11)	On March 4, 2005, Messrs. Green, Foster, Flöther and Visconti were each granted a performance-based award of restricted share units under the Key Executive Performance Share Program. Mr. Green received an award of 147,812 restricted share units and Messrs. Foster, Flöther and Visconti each received an award of 73,906 restricted share units. These restricted share units may vest, in whole or in part, after the end of Accenture’s fiscal year ending August 31, 2007. The vesting schedule for each award is based on the achievement of certain targets for the period starting on September 1, 2004 and ending on August 31, 2007 (the “2007 Performance Period”) and vests based on two different sets of performance criteria. Up to 50% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a group of peer companies during the 2007 Performance Period. The remaining 50% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the 2007 Performance Period.

(12)	If dividends are declared on Accenture Ltd Class A common shares, holders of restricted share units receive automatically pursuant to the award agreement additional restricted share units designed to reflect the value of these dividends. Restricted share unit awards for 2006 include additional restricted share units to reflect the payment of a cash dividend on Accenture Ltd Class A common shares on November 15, 2005. As a result, on November 15, 2005, Mr. Green received an award of 1,668 additional restricted share units and Messrs. Foster, Flöther and Visconti each received an award of 834 additional restricted share units. At August 31, 2006, the value of Mr. Green’s award was $49,473, and the value of each award granted to Messrs. Foster, Flöther and Visconti was $24,736, based upon the last reported price of Accenture Ltd Class A common shares on that date.

(13)	At August 31, 2006, based upon the last reported price of Accenture Ltd Class A common shares, Mr. Green held 356,376 restricted share units, the aggregate value of which was $10,570,112, and Messrs. Foster, Flöther and Visconti each held 139,395 restricted share units, the aggregate value of which was $4,134,456 per holder.

(14)	Indicates the number of Accenture Ltd Class A common shares underlying options granted to Mr. Green on October 27, 2005. For more information on the option grant see “— Option Grants in Last Fiscal Year” below.

Compensation Committee Interlocks and Insider Participation
      Our Compensation Committee is comprised solely of independent directors: Sir Mark Moody-Stuart, who is chair of the committee, Dennis F. Hightower and Marjorie Magner. Dina Dublon, also an independent director, served as a member of the committee until February 2, 2006. No member of our Compensation Committee during fiscal 2006 was an employee or officer or former employee or officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K during fiscal 2006. No executive officer of Accenture has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of Accenture’s Board or its Compensation Committee during fiscal 2006.
Option Grants in Last Fiscal Year

	Individual Grants

			Percent of
	Number of		Total			Potential Realizable Value
	Securities		Options/SARs	Exercise		at Assumed Annual Rates of
	Underlying		Granted to	or Base		Stock Price Appreciation
	Option/SARs		Employees in	Price	Expiration	for Options Term($)
Name	Granted(#)		Fiscal Year	($/share)	Date	5%	10%

William D. Green	30,720	(1)	7.06%	$25.94	10/27/2015	$501,152	$1,270,016

(1)	Consists of a stock option granted on October 27, 2005. One-third of the shares vested on October 27, 2005, one-third vested on August 31, 2006 and an additional one-third of the shares will vest on August 31, 2007.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares		Number of Securities
	Acquired		Underlying		Value of Unexercised
	Upon	Value	Unexercised Options at		In-the-money Options
	Exercise(1)	Realized	August 31, 2006(#)		at August 31, 2006($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William D. Green	—	—	20,480	10,240	$66,458	$33,229
Michael G. McGrath	—	—	27,335	—	121,777	—
Mark Foster	—	—	21,686	10,843	96,611	48,306
Karl-Heinz Flöther	—	—	19,316	9,659	86,053	43,031
Diego Visconti	—	—	25,968	—	97,271	—

(1)	None of the Named Executive Officers exercised any options during fiscal 2006.
Compensation of Non-Management Directors
      No director who is an Accenture employee receives additional compensation for serving as a director.
      Except as noted below, each non-management director receives the following compensation:

•	upon appointment to the Board, an initial grant of fully vested restricted share units having, at the time of grant, an aggregate market value of $150,000;

•	an annual grant of fully vested restricted share units having, at the time of grant, an aggregate market value of $150,000; and

•	except for our lead director, an annual retainer of $70,000, which the director may elect to receive entirely in the form of cash, entirely in the form of fully vested restricted share units or one-half in cash and one-half in fully vested restricted share units. Our lead director receives an annual retainer of $125,000 and has the same cash vs. fully vested restricted share units elections as other non-management directors.
Shares underlying restricted share units are delivered three years after the restricted share unit grant date or, at the election of the director, over a period of up to ten years following the restricted share unit grant date.
      In addition, certain directors receive additional cash compensation for their service on committees of the Board:

•	each member of the Audit Committee receives compensation of $5,000 each year; and

•	the chair of each committee of the Board receives compensation of $5,000 each year, except that the chair of the Audit Committee receives compensation of $10,000 each year.
      Furthermore, each non-management director must, within three years of his or her appointment and for the duration of that director’s service, retain ownership of Accenture equity having a market value equal to three times the value of the annual equity grants being made to directors at the time at which the ownership requirement is assessed.

Employment Contracts
      Our chief executive officer and our Named Executive Officers have each entered into an annual employment agreement which is renewed automatically each year. The employment agreements provide that these executive officers will receive compensation as determined by Accenture. These agreements are standard employment contracts in each country for Accenture’s highest-level “senior executives,” a title we apply to more than 4,300 of our highest-level employees who were previously referred to as partners or associate partners prior to the announcement in fiscal 2005 of a new, broader career model for our highest-level executives. Pursuant to the employment agreements, each of the executive officers has also entered into a non-competition agreement whereby each has agreed that, for a specified period, he or she will not (1) associate with and engage in competing services for any competitive enterprise; or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing competing services, perform competing services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client. In addition, each of these executive officers has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an 18-month period before or after the date on which the executive officer’s employment with us or any of our affiliates terminated.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture Ltd’s Class A common shares or Class X common shares are required within a prescribed period of time to report to the SEC transactions and holdings in Accenture Ltd Class A common shares and Class X common shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2006 all these filing requirements were satisfied in a timely manner.

PERFORMANCE GRAPH
      The performance graph below shows the cumulative total shareholder return on our Class A common shares for the period starting on August 31, 2001 and ending on August 31, 2006, which was the end of fiscal 2006. This is compared with the cumulative total returns over the same period of the S&P 500 Index and a peer group index consisting of Cap Gemini SA, Computer Sciences Corporation, Electronic Data Systems Corporation, Hewlett-Packard Company, International Business Machines Corporation and BearingPoint, Inc. The graph assumes that on August 31, 2001, $100 was invested in our Class A common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.
Comparison of Cumulative Total Return
August 31, 2001 to August 31, 2006
Accenture vs. S&P 500 Stock Index and Peer Group Index

	Indexed Prices as of August 31,

	2001	2002	2003	2004	2005	2006

Accenture	$100	$110	$142	$175	$164	$199
Peer Group	$100	$75	$69	$68	$71	$80
S&P 500	$100	$81	$89	$97	$108	$115

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth, as of December 11, 2006, information regarding the beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and of Accenture SCA Class I common shares held by: (1) each of our directors, director nominees and Named Executive Officers; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 11, 2006. For purposes of computing the percentage of outstanding Accenture Ltd Class A common shares and/or Class X common shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 11, 2006 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture SCA Class I		Accenture Ltd Class A		Accenture Ltd Class X		Percentage of the
	common shares		common shares		common shares		total number of
	shares	% shares	shares	% shares	shares	% shares	Class A and Class X
	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially	common shares
Name(1)	owned	owned	owned	owned	owned	owned	beneficially owned

William D. Green(2)(3)	602,031	*	27,607	**	602,031	***	****
Dina Dublon(4)	—	—	68,436	**	—	—	****
Dennis F. Hightower	—	—	6,135	**	—	—	****
Nobuyuki Idei	—	—	—	—	—	—	****
William L. Kimsey(5)	—	—	42,229	**	—	—	****
Robert I. Lipp(4)	—	—	208,445	**	—	—	****
Marjorie Magner	—	—	—	—	—	—	****
Blythe J. McGarvie(4)	—	—	65,738	**	—	—	****
Mark Moody-Stuart(4)	—	—	80,954	**	—	—	****
Wulf von Schimmelmann(4)	—	—	56,135	**	—	—	****
Karl-Heinz Flöther(6)	—	—	271,504	**	—	—	****
Mark Foster(7)	—	—	395,399	**	—	—	****
Michael G. McGrath(2)(8)	523,999	*	27,335	**	523,999	***	****
Diego Visconti(2)(9)	480,878	*	25,968	**	—	—	****
All directors and executive officers as a group (25 persons)(10)	4,446,199	2.0	2,106,658	**	3,254,071	1.7	****

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.
**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.
***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.
****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.
(1)	Address for all persons listed is c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304, USA.
(2)	Subject to the provisions of its Articles of Association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to its current market value as determined in accordance with Accenture SCA’s Articles of Association. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.
(3)	Includes 20,480 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.
(4)	Includes 55,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.
(5)	Includes 35,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.
(6)	Includes 19,316 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.
(7)	Includes 21,686 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.
(8)	Consists of 27,335 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.
(9)	Consists of 25,968 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.
(10)	One officer has a spouse with holdings of 7,227 Accenture Ltd Class A common shares and 8,000 additional Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 11, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Senior Executive Liquidity Arrangements
      The Company and the supervisory board of Accenture SCA have approved the pledge of covered shares to Citigroup to secure personal loans to Accenture senior executives and former senior executives (excluding our directors or executive officers) in amounts agreed by Citigroup and its borrowers. As a condition to obtaining the right to make these personal loans, Citigroup has agreed to take all covered shares pledged subject to the transfer restrictions imposed on pledging senior executives or former senior executives pursuant to the provisions contained in Accenture’s various charter documents. Consequently, foreclosures by Citigroup on those pledged shares and any subsequent sales of those shares by Citigroup are restricted to the same extent they would be in the hands of the pledging senior executives or former senior executives.
Senior Executive Tax Costs
      The Company has informed certain of our senior executives that if a senior executive reports for tax purposes the transactions involved in connection with our transition to a corporate structure, the Company will provide a legal defense to that individual if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the senior executive is then subject to extraordinary financial disadvantage, the Company will review such circumstances for that individual and find an appropriate way to avoid severe financial damage to that individual.
Transactions with Directors and Executive Officers
      The Company employs Berthold von Schimmelmann, the son of non-management director Wulf von Schimmelmann. In fiscal 2006, Berthold von Schimmelmann received cash compensation of approximately $72,000. Todd W. Singleton, the spouse of Lisa M. Mascolo, one of the Company’s executive officers, is employed by the Company as a senior executive in the Outsourcing growth platform. Mr. Singleton has been an employee of the Company for 18 years and a senior executive for 8 years. In fiscal 2006, he received cash compensation of approximately $377,000 and an equity grant of 308 restricted share units.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT
OF ANY CLASS OF VOTING SECURITIES
      As of December 11, 2006, no person beneficially owned more than five percent of Accenture Ltd’s Class X common shares, and the only persons known by us to be beneficial owners of more than five percent of Accenture Ltd’s Class A common shares were as follows:

	Accenture Ltd Class A
	common shares

			% of
	Shares		Shares
Name and Address	beneficially		beneficially
of Beneficial Owner	owned		owned

Barclays Global Investors, NA et. al
45 Fremont Street
San Francisco, California 94105	49,544,505	(1)	8.4%
Wellington Management Co. LLP
75 State Street
Boston, Massachusetts 02109	41,106,748	(2)	7.0%

(1)	Based on information disclosed in a Form 13F filed with the SEC on November 14, 2006 by Barclays Global Investors, NA and certain related entities reporting sole power to vote or direct the vote over 46,671,025 Class A common shares and sole power to dispose or direct the disposition of 49,544,505 Class A common shares.

(2)	Based on information disclosed in a Form 13F filed with the SEC on November 14, 2006 by Wellington Management Co. LLP reporting shared power to vote or direct the vote over 18,799,880 Class A common shares and shared power to dispose or direct the disposition of 41,106,748 Class A common shares.
     As of December 11, 2006, Accenture SCA and certain wholly owned subsidiaries of Accenture SCA and Accenture Ltd directly and indirectly beneficially owned an aggregate of 34,628,739 Accenture Ltd Class A common shares, or 5.6% of the outstanding Class A common shares (including shares held by subsidiaries of Accenture). Accenture SCA and these subsidiaries will exercise their power to vote or direct the vote of the Class A common shares beneficially owned by them in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS
      Our annual general meeting of shareholders for 2008 is expected to occur in February 2008. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 29, 2007. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Secretary at 1661 Page Mill Road, Palo Alto, California 94304, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC.
      Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of the outstanding Class A common shares and Class X common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at Accenture’s registered office not less than six weeks before the date of the meeting.
      These advance notice provisions of Bermuda law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

      A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions of Bermuda law, subject to applicable rules of the SEC.
INCORPORATION BY REFERENCE
      To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee on Executive Compensation,” “Report of the Finance Committee,” “Report of the Nominating & Governance Committee” and “Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in that other filing.
SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET
      You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.
      If you submit your proxy by telephone or via the Internet, for your vote to be counted, your proxy must be received by 6:00 a.m., Eastern Standard Time, on February 7, 2007 (February 4, 2007 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Citigroup). Even if you submit your proxy by telephone or via the Internet, you can still vote your shares in person if you decide to attend the Annual Meeting.
      The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.
ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS
      Our shareholder communications are available electronically. You may elect to receive or access future copies of these materials electronically as an alternative to receiving printed copies by mail. By signing up for electronic delivery, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you are an employee shareholder, then you will receive these materials electronically but will have the right to receive printed copies by mail. To sign up for electronic delivery, please submit your proxy via the Internet at www.cesvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years, or you can check the box on your proxy card to indicate that you agree to receive or access these communications electronically. If you are an employee shareholder who would like to receive printed copies by mail, or if you would like to revoke your previously provided consent to electronic delivery, you may write or call our Investor Relations Group at the following address or phone number: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA, telephone number

+1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +1 703-797-1711 outside the United States and Puerto Rico.
HOUSEHOLDING OF SHAREHOLDER DOCUMENTS
      We may send a single set of shareholder documents to any household at which two or more shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may write or call our Investor Relations Group at the following address or phone number: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +1 703-797-1711 outside the United States and Puerto Rico.
December 27, 2006

Appendix
ACCENTURE LTD
AUDIT COMMITTEE CHARTER

I.	PURPOSE
      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Accenture Ltd (the “Company”) shall provide assistance to the Board in fulfilling its responsibilities to the Company and to its shareholders, potential shareholders, the investment community and other stakeholders with respect to its oversight of the following:

(i) The quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;

(ii) The Company’s compliance with legal and regulatory requirements;

(iii) The independent auditor’s qualifications and independence; and

(iv) The performance of the Company’s internal audit function and independent auditors.
      The Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION
      The Committee shall be comprised of three or more members of the Board, each of whom shall be determined by the Board to be “independent” under the rules of the New York Stock Exchange and any other applicable listing or legal requirements, including the more rigorous independence requirements applicable specifically to audit committee members.
      All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission. Committee members shall have other such qualities as the Board determines appropriate.
      The members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board and shall serve until the next such organizational meeting of the Board or until their successors shall be duly elected and qualified. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.
      Unless a Chairperson is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership. The Chairperson will chair all regular sessions of the Committee and set the agenda for the Committee meetings.

III.	MEETINGS
      The Committee shall meet at least four times annually, or more frequently as their responsibilities dictate. As part of its job to foster open communication, the Committee shall, at least annually, meet separately with management, the director of the internal audit department and the independent auditors to discuss any matters that the Committee or any of these groups believes should be discussed privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company’s financial statements and reports consistent with Section IV below. The Committee may meet in person or telephonically at any time.
      All members of the Board who are not members of the Committee may attend meetings of the Committee but may not vote. The Committee may invite to its meetings any management or other personnel of the Company, or any third parties, as it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES
      The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that it deems appropriate. The Committee shall have the authority to retain outside legal, accounting or other advisors for this or any other purpose, including the authority to approve the fees payable to such advisors and any other terms of retention.
      The Committee shall be given full access to the Company’s internal audit group, management, personnel and independent auditors as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board.
      To fulfill its responsibilities and duties the Committee shall:
Documents/ Reports Review
      (i) Review with management and the independent auditors, prior to public dissemination, the Company’s annual audited financial statements and any quarterly financial statements and reports, including the Company’s disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent accountants of the matters required to be discussed by Statements of Auditing Standards Nos. 61 and 71, as applicable; and
      (ii) Review and discuss with management and the independent auditors the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.
Independent Auditors
      (i) Retain (and terminate, as the case may be) the Company’s independent auditors (subject to shareholder ratification) and approve all audit engagement fees and terms;
      (ii) Oversee the work of any registered public accounting firm employed by the Company to provide audit services (that, under applicable laws and regulations, is required to be independent of the Company), including the resolution of any disagreement between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work;
      (iii) Approve, in advance, any audit and any permissible non-audit engagement or relationship between the Company and the independent auditors;
      (iv) Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

a. Obtain and review a report by the Company’s independent auditors describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company (so as to enable the assessment of the independent auditors’ independence);

b. Ensure the rotation of the lead audit partner and reviewing partner on at least that schedule required by the Securities and Exchange Commission, the Public Company Accounting Oversight Board or any other applicable authority;

c. Take into account the opinions of management and the Company’s internal auditors (or of other personnel responsible for the internal audit function); and

d. Receive from the independent auditors such written statements as required by Independence Standards Board Statement No. 1 or any other applicable rules, and recommend to the Board and/or management such actions it deems appropriate to ensure the independence of the external auditors;
      (v) Review with the independent auditors any audit problems or difficulties and management’s response; and
      (vi) Set clear hiring policies to be implemented by the Company for employees or former employees of the independent auditors to ensure independence.
Financial Reporting Process and Controls
      (i) Review, in consultation with the independent auditors and the internal auditors, the integrity of the Company’s internal and external financial reporting processes and controls. In this regard, the Committee should obtain and discuss with management and the independent auditors all reports from management and the independent auditors regarding: (i) all critical accounting policies and practices to be used by the Company; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Company’s management;
      (ii) Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on the financial statements of the Company;
      (iii) Establish regular systems of reporting to the Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to requested information;
      (iv) Review any significant disagreement between management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements and management’s response to such matters; and
      (v) Review and discuss with the independent auditors the responsibilities, budget and staffing of the Company’s internal audit function.
Legal/ Compliance/ General
      (i) Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements or operations;
      (ii) Discuss with management and the independent auditors the Company’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

      (iii) Oversee the Company’s compliance program and adherence to its Code of Business Ethics. This shall include a review and investigation of any matters pertaining to the integrity of management, including conflicts of interest;
      (iv) Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and
      (v) Ensure that the Company maintains (either as an internal function or as an outsourced service) an internal audit function.
Reports
      (i) Prepare all reports required of it to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the Securities and Exchange Commission;
      (ii) Report regularly to the Board:

a. with respect to any issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function;

b. following all meetings of the Committee; and

c. with respect to such other matters that are relevant to the Committee’s discharge of its responsibilities; and
      (iii) Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION
      The Committee shall perform a review and evaluation, at least annually, of its performance and its members, including reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable.
Updated April 2006

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at http://www.cesvote.com

Have your proxy card available when you access the website at http://www.cesvote.com and follow the simple instructions to record your proxy.

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Telephone at 1-888-693-8683

Have your proxy card available when you call 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your proxy.

Submit your Proxy by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Submit Your Proxy	Submit Your Proxy	Submit Your Proxy
by Internet	by Telephone	by Mail
Access the website and	Call toll-free using a	Return your
cast your vote:	touch-tone phone:	proxy in the
http://www.cesvote.com	1-888-693-8683	envelope provided
Submit your proxy 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 7, 2007 to be counted in the final tabulation.
If you vote by Internet or telephone, please do not mail your proxy card.
  è
Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

Accenture Ltd	Proxy
This proxy is solicited on behalf of the Board of Directors for the 2007 Annual General Meeting of Shareholders.
The undersigned hereby appoints William D. Green, Pamela J. Craig and Douglas G. Scrivner as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A common shares and Class X common shares of Accenture Ltd held of record by the undersigned on December 11, 2006, at the 2007 Annual General Meeting of Shareholders to be held on February 7, 2007, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting of Shareholders (including any motion to amend the resolutions proposed at this meeting and any motions to adjourn this meeting) and at any adjournment or postponement thereof.

Signature

Signature (if held by joint tenants)

Date:

Please sign this proxy card exactly as your name appears to the left. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in the partnership’s name.

Electronic Access To Future Documents Now Available
You have the option to access our future shareholder communications (e.g., annual reports, proxy statements, interim communications) over the Internet, instead of receiving those documents in the mail. Your participation is completely voluntary. If you give your consent, you will receive a notice by email, informing you that materials are available and providing you with the Internet location where these materials are available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by sending a written notice to Accenture’s Secretary at 1661 Page Mill Rd, Palo Alto, California 94304, USA, Attn: Corporate Secretary.
To give your consent, please follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.
Your vote is important!
Please submit your proxy via the Internet or by telephone using the instructions on the reverse side of this proxy card, or mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your mailed proxy to be counted, your proxy must be received no later than February 6, 2007 (February 4, 2007 if your shares are held through Citigroup). Submitting your proxy will not affect your right to vote in person if you decide to attend the Annual General Meeting of Shareholders.
Proxy must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

Accenture Ltd	Proxy
THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.
The Board of Directors of Accenture Ltd recommends that you vote FOR Proposals 1 and 2.

1.	Appointment of the following nominees to the Board of Directors:
	(1) Nobuyuki Idei:	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(2) Marjorie Magner:	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(3) Dennis F. Hightower:	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(4) William L. Kimsey:	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(5) Robert I. Lipp:	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(6) Wulf von Schimmelmann:	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Re-appointment of KPMG LLP as independent auditors for the 2007 fiscal year and authorization of the Audit Committee of the Board of Directors to determine KPMG LLP’s remuneration.
	☐ FOR	☐ AGAINST		☐ ABSTAIN

☐	Please check this box if you plan to attend the Annual General Meeting of Shareholders.

☐	Please check this box if you consent to access future shareholder communications via the Internet.
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.